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TERMINATION AGREEMENT

        Termination Agreement effective as of June 1, 2002 (this "Agreement") by and between Jones International, Ltd., a Colorado corporation ("JI"), and Jones Media Networks, Ltd., a Colorado corporation, acting directly and on behalf of certain of its wholly-owned subsidiaries referred to below ("JMN").

        WHEREAS, JI (as the ultimate successor of Jones Computer Network, Ltd. ("JCN")) and JMN, or one of its subsidiaries, are parties, inter alia, to three separate agreements, which are attached hereto as Exhibits A, B and C (collectively, the "JCN Agreements") referred to as: (i) Transponder Licenses Agreement dated January 1, 1995 between JCN and Jones Space Segment, Inc.; (ii) Uplink Services Agreement dated January 1, 1995 between JCN and Jones Earth Segment, Inc.; and (iii) Services Agreement dated January 1, 1995 between JCN and Jones Earth Segment, Inc.

        WHEREAS, JI, as successor of JCN, is obligated under the JCN Agreements to pay fees to the JMN subsidiaries through the year 2004 in an aggregate amount over time of $4,600,515 (the "Fees").

        WHEREAS, the parties hereto desire to terminate the JCN Agreements as to JCN (and JI as the successor to JCN) and to have the Fees paid by means of a one time payoff to JMN in the aggregate amount of $3,500,000 (the "Termination").

        NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties hereto agree as follows:

        1.    Termination.    In consideration of the transactions contemplated by the Termination, at the Closing (as defined below), JI shall wire transfer $3,500,000 to an account specified by JMN; and JI and JMN hereby agree that the three JCN Agreements shall automatically, and without any further action by either JI or JMN, be cancelled and terminated and of no further force or effect as between JMN and its subsidiaries on the one hand, and JCN (and JI as its successor) on the other. The JCN Agreements shall otherwise remain in full force and effect.

        2.    Releases.    As of the Closing, the parties hereto, for themselves and their respective subsidiaries, hereby forever release and discharge the other party from any and all liability, claims, demands, actions, or causes of action of any kind or character, whether fixed or contingent, known or unknown, arising or relating to the JCN Agreements.

        3.    Closing.    This Agreement shall be effective immediately upon its execution (the "Closing").

        4.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one and the same instrument.

        5.    Governing Law; Severability.    The parties agree that this Agreement has been executed and delivered in the State of Colorado and shall be construed, enforced and governed by the laws thereof, without giving effect to the principles of conflicts of law of such State. Should any clause, section or part of this Agreement be held or declared to be void or illegal for any reason, all other clauses, sections or parts of this Agreement shall nevertheless continue in full force and effect.

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date written above.

JONES INTERNATIONAL, LTD.
By:	/s/ TIMOTHY J. BURKE Timothy J. Burke
JONES MEDIA NETWORKS, LTD.
By:	/s/ JEFFREY C. WAYNE Jeffrey C. Wayne President

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TERMINATION AGREEMENT